Press Release	Source: Churchill Ventures Ltd.

Churchill Ventures Ltd. Announces Stockholder Approval of
Proposed Dissolution and Plan of Liquidation

December 19, 2008

NEW YORK, New York -- (BUSINESS WIRE) – Churchill Ventures Ltd. (NYSE ALTERNEXT: CHV, CHV.U, CHV.WS) (“the Company”) announced today that its stockholders voted to approve the dissolution of the Company and its proposed plan of liquidation, as presented in the Company’s proxy statement dated December 2, 2008, at the special meeting of stockholders held on December 19, 2008.

The Company has filed or will shortly file a certificate of dissolution with the Secretary of State of the State of Delaware for the purpose of effecting its dissolution and will shortly file a Certificate of Termination of Registration on Form 15 with the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities Exchange Act of 1934, as amended.  As a result, the Company will no longer be a public reporting company and its securities will cease trading on the NYSE Alternext US.

The Company has provided the requisite notice of the foregoing to the trustee of its trust account pursuant to the publicly filed Investment Management Trust Agreement between the Company and JPMorgan Chase Bank, NA.  The timing and mechanics of the liquidating distribution to shareholders are in the hands of the trustee and the Company’s transfer agent, Continental Stock Transfer & Trust Company (www.continentalstock.com).

The share transfer books of the Company were closed as of December 19, 2008 and the liquidating distribution will be payable to the Company’s stockholders upon presentation of their stock certificates or delivery of their shares to the Company’s transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system.  The Company’s transfer agent will instruct stockholders as to when they should present their stock certificates or deliver their shares.  Stockholders should not present their stock certificates or deliver their shares before receiving instructions to do so.  No payments will be made in respect of the Company’s outstanding warrants or to any of its initial stockholders with respect to the shares owned by them prior to the Company’s initial public offering.

The Company filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on Schedule 14A on December 2, 2008 regarding the proposed dissolution and Plan of Liquidation of the Company.  STOCKHOLDERS AND INVESTORS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE PROPOSED DISSOLUTION AND PLAN OF LIQUIDATION OF THE COMPANY.  Investors are able to obtain free copies of the proxy statement as well as other filed documents containing information about the Company at http://www.sec.gov, the SEC’s Web site.

Forward Looking Statements:

This press release contains includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2007 and definitive proxy statement on Schedule 14A filed with the SEC on December 2, 2008.

Media Contact:

Churchill Ventures Ltd.
Elizabeth O’Connell, 914-762-2553
Chief Financial Officer
eoconnell@churchillventures.com

Source: Churchill Ventures Ltd.